Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (this “Agreement”) is entered into by and between Christopher Min (“Min”) and eLoyalty Corporation, a Delaware corporation (“eLoyalty” or the “Company”), effective on February 27, 2009.

Min’s employment with the Company was terminated effective February 13, 2009 (“Termination Date”).

If Min accepts this Agreement, Min will receive additional compensation and benefits as described in Section 4 hereto (the “Termination Payments”), less any deductions as may be applicable, subject to the terms and conditions set forth in this Agreement.

In addition to the Termination Payments, and in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, eLoyalty and Min agree as follows:

1. Min specifically acknowledges and agrees that he is not otherwise entitled to the additional payments and benefits set forth in Paragraph 4 below, that the Company is providing such payments and benefits in exchange for the mutual covenants and agreements set forth herein, and that such payments and benefits under Paragraph 4 below are greater than the payments and benefits Min would have been entitled to receive upon termination in the absence of this Agreement. Further, Min specifically acknowledges and agrees that (i) the payments and benefits described in this Agreement are in full and final settlement of any and all amounts that may be claimed to be payable to Min by the Company for any period or portion thereof ending on or prior to the date hereof, and (ii) Min is not entitled to any other payments whatsoever, including, without limitation, any amounts in the nature of base or incentive (bonus) compensation, commissions, or other compensatory payments or reimbursements.

2. Min represents and warrants that Min has no interest or obligation that is inconsistent with or in conflict with this Agreement or that would prevent, limit, or impair Min’s performance of any part of this Agreement.

3. In exchange for the valuable consideration set forth in Paragraph 4 below and the mutual covenants contained herein:

a. Min agrees to release and forever discharge the Company and its past and present officers, directors, employees, agents, subsidiaries, divisions, affiliates, stockholders, predecessors, successors, and assigns (collectively “Releasees”) from any and all claims and/or causes of action, known or unknown, arising (i) from or during Min’s employment or (ii) as a result of the termination of that employment, whether currently known or unknown, and agrees that he will not assert any such claims and/or causes of action against any Releasees. This release includes, but is not limited to, claims and/or causes of action arising under (or alleged to have arisen under) (i) Title VII of the Civil Rights Act of 1964, as amended, (ii) The Americans with Disabilities Act of 1990, as amended; (iii) the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, (iv) The Civil Rights Act of 1991; (v) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (vi) the Employee Retirement Income Security Act of 1974, as amended; (vii) the Immigration Reform Control Act, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Fair Labor Standards Act, as amended; (x) the Equal Pay Act; (xi) the Occupational Safety and Health Act, as amended; (xii) The Family and Medical Leave Act of 1993; (xiii) the Worker Adjustment and Retraining Notification Act; (xiv) the Sarbanes-Oxley Act of 2002; (xv) any state antidiscrimination or human rights law; (xvi) any state wage and hour law; (xvii) any other local, state, and federal law, regulation, or ordinance; (xviii) any alleged legal restrictions on eLoyalty’s right to terminate its employees, including breach of contract, express or implied, discharge in violation of public policy, wrongful or retaliatory termination, or promissory estoppel; (xix) any public policy, contract, tort, or common law, including infliction of emotional distress, defamation, libel, or slander; or (xx) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. This release specifically excludes the following: (A) any right Min has to seek or obtain indemnification from the Company or relating to his service with the Company, whether by contract, insurance policy, statute, law, or otherwise; (B) any right or claims relating to facts or circumstances arising after this Agreement is executed; (C) any expense reimbursement that has been validated and approved through the Company’s normal processes; and/or (D) any right provided for or any action necessary to enforce any right or obligation provided in this Agreement.

b. Min agrees not to disparage, defame, libel, slander, place in a negative light, or otherwise harm the reputation, business, or goodwill of the Company, including any statements in any format regarding the Company’s employment practices, business, services, products, conduct, or policies, or its employees, directors, officers, or agents.

c. Min agrees to return all property in good working condition (including computer equipment, any and all files and documents, whether in written or electronic form or in any other form or media whatsoever, and including all copies, excerpts, and derivatives) of the Releasees in his possession. Min specifically understands and agrees that no payments or obligations set forth in Paragraph 4 below shall arise until Min returns all such property to the Company pursuant to this Paragraph.

d. Min agrees that the terms of this Agreement are confidential and that Min will treat them as confidential and will not disclose them to any person, except as may be required by law or legal process, other than Min’s attorneys, accountants, tax, or financial advisors, or spouse or domestic partner (who must be informed of and agree to be bound by the terms of this Paragraph). Notwithstanding the foregoing, Min will notify any person, firm, corporation or other entity with which Min becomes employed of Min’s undertakings in Paragraph 6 and 7 hereof.

4. In exchange for Min’s covenants contained herein, the Company agrees:

a. To pay Min the gross amount of $250,000 (the “Severance Pay”), from which all applicable taxes, payroll deductions, and other withholdings will be deducted. The net amount will be paid in a single, lump sum installment on the first business day following the date after which this Agreement may no longer be revoked by Min as provided in Section 16 hereto.

b. To pay the full cost of continuing Min’s existing medical and dental/vision coverage, and any applicable health care and/or dependent care spending account benefits, for up to twelve (12) months after the Termination Date, or until such time as Min qualifies for health insurance benefits through a new employer, whichever occurs first (the “Severance Health Benefit Period”). Such continuation will begin on the first day following the Termination Date, provided that the revocation period described in Section 16 hereto has expired. Min, however, is not required to continue such coverage or benefits and he may terminate them by submitting a completed election change form to eLoyalty’s Employee Loyalty Service Center (“ELSC”) at eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois, 60045 within thirty-one (31) days after the Termination Date, with such change to be effective the day after the election change form is received by the ELSC. Except as otherwise provided in this Agreement (if it becomes effective as provided herein), after the Severance Health Benefit Period, Min will no longer be eligible to participate in any eLoyalty benefit programs, except to the extent that he may be eligible to continue his existing health benefit coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), at the applicable COBRA rate and for the period prescribed by COBRA.

c. To cause Min to become vested in 55,000 shares of currently unvested eLoyalty Corporation common stock, subject to reduction as necessary to satisfy all applicable taxes, payroll deductions, and other withholdings (the “Severance Vesting”). The amount of such withholding and the resulting net amount of unrestricted shares to be issued to Min will be determined by the closing price of eLoyalty Corporation common stock on the date after which this Agreement may no longer be revoked by Min as provided in Section 16 hereto. The Severance Vesting will be initiated by eLoyalty on the first business day following the date after which the Agreement may no longer be revoked by Min as provided in Section 16 hereto.

5. This Agreement does not waive any benefits Min may be eligible to receive under the eLoyalty Corporation 401(k) Plan. Min acknowledges that eligibility and benefits under that plan, if any, will be determined and payable in accordance with the terms of that plan.

6. Min acknowledges that Min has an obligation of confidence, non-disclosure, and non-use with respect to any and all confidential information and trade secrets that Min acquired during the course of employment with Company, pursuant to his Employment Agreement, a copy of which is attached hereto as Exhibit A (“Ex. A.”). This obligation of confidence, non-disclosure, and non-use extends to both Company information and third-party information held by the Company in confidence, and this obligation continues after the Termination Date. Min acknowledges that in his position, he had access to confidential and proprietary information including, without limitation, that concerning eLoyalty’s business, operations, services/products, strategies, finances, customers, prospects, employees, plans, designs, and goals. Min further acknowledges that he is bound by the non-competition, confidentiality/trade secrets, and non-solicitation provisions of his Employment Agreement and that such provisions continue in full force and effect according to the terms of that agreement. Min represents and acknowledges that his experience and capabilities are such that he would be able to use his skills and knowledge in businesses that do not compete with the business of eLoyalty.

7. Min acknowledges and agrees that in the event that Min breaches any provision of this Agreement, or any of the post-employment covenants in the Employment Agreement, the Company will have the right to immediately discontinue the payments and benefits described in Paragraph 4, in addition to any other remedy that may be available to the Company, including but not limited to recovery of amounts theretofore paid to Min under Paragraph 4, additional monetary damages or injunctive relief. Min further acknowledges and agrees that he will pay any expenses or damages incurred by the Company as a result of any such breach, including reasonable attorneys’ fees and costs.

8. Min acknowledges and agrees that if he is re-hired by eLoyalty before all the installments described in Paragraph 4(a) have been received, the installments will cease and Min will not be entitled to any further payments under this Agreement.

9. On the first business day following the date after which the Agreement may no longer be revoked by Min as provided in Section 16 hereto, eLoyalty shall pay Min (i) the gross amount of $150,000 pursuant to the terms of Section 5 of his Employment Agreement (the “2008 Bonus”), from which all applicable taxes, payroll deductions, and other withholdings will be deducted, with the net amount being paid in a single, lump sum installment, and (ii) unpaid business expense reimbursements in the amount of $801.30.

10. Except as specifically provided herein, this Agreement and the provisions in the Employment Agreement that continue in effect after termination of Min’s employment constitute the entire understanding between Min and the Company relating to the subject matter contained herein and supersede any previous agreement(s) that may have been made in connection with Min’s employment with eLoyalty. The provisions of the Employment Agreement that expressly survive termination of Min’s employment with eLoyalty are incorporated herein by reference. (Ex. A).

11. This Agreement may not be changed, modified, or altered without the express written consent of Min and executive officer of eLoyalty.

12. The Company’s or Min’s failure to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of, or deprive the Company or the Min of, the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. To be effective, any waiver by the Company must be in writing and signed by an executive officer of eLoyalty. To be effective, any waiver by the Min must be in writing and signed by the Min.

13. This Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to any conflicts of law principles that may result in the application of another state’s laws. The parties specifically agree that if any dispute should arise with respect to this Agreement, any legal claim shall be brought in a court in Cook County, Illinois, federal or state, as appropriate. The parties specifically agree to waive any argument that jurisdiction or venue is not proper in Cook County, Illinois.

14. If any provision herein is determined to be unenforceable, the parties agree that any such provision, or any part thereof, shall be construed consistent with the apparent purpose of the provision to avoid the unenforceability or, in the event that this is not possible, the provision shall be severed and all remaining provisions shall remain in full force and effect. However, in the event that the waiver or release of any claim is found to be invalid or unenforceable, then Min shall promptly execute any documents presented by Company that would make the waiver or release valid and enforceable.

15. The parties to this Agreement have been given an opportunity to review and to revise the language in this Agreement. Therefore, in any construction to be made of this Agreement, the same shall not be construed against any party.

16. Min acknowledges: that Min has been given at least sixty (60) days from the date he first received this Agreement, which date was February 10, 2009, during which to consider this Agreement; that Min has been given seven (7) days after signing this Agreement to revoke acceptance; that he has been advised to consult an attorney before signing this Agreement; and that he understands the terms of this Agreement and is signing this Agreement knowingly and voluntarily. Min further understands that he may accept this Severance Agreement offer at any time up to and including April 14, 2009, by returning one signed original of this Agreement to Leslie Ohnstein at eLoyalty Corporation, 150 Field Drive, Suite 250, Lake Forest, Illinois 60045. If Min does not accept this Agreement on or before that date, the offer set forth in this Agreement is automatically rescinded unless eLoyalty expressly notifies Min in writing otherwise. To be effective, any revocation within the seven (7) day period after acceptance must be in writing and it must be received by Leslie Ohnstein by the close of business on the seventh day. This Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired. Min expressly acknowledges that if he revokes this Agreement, he is not entitled to any payments or benefits set forth in Paragraph 4 of this Agreement.

IN WITNESS WHEREOF, the parties have executed and agreed to this Agreement consisting of five (5) pages.

eLOYALTY CORPORATION

By:	Christine Carsen	Date:	3/2/09

Christopher Min

Chris Min		Date:	2/27/09

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